UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Procter & Gamble Company

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On September 29, 2017, The Procter & Gamble Company (“P&G”), posted the following material to the P&G website voteblue.pg.com and may in the future send or use the same or substantially similar communications from time to time:

A Profoundly Different P&G Today P&G is a stronger, more focused company with a strengthened portfolio of leading brands in ten highly attractive, daily-use categories that respond to innovation, where products solve problems and performance drives purchase.

What Others Are Saying About P&G’s Progress and Plan — Former P&G Chairman & CEO A.G. Lafley comments on Trian

A Winning Plan that is Working and Delivering Results We are implementing significant productivity improvements to fuel growth and substantially simplify our organization. We are on the right track and returning value to shareholders. Read more about our progress and our winning plans in the sections below. PERFORMANCE STRENGTHENED PORTFOLIO PRODUCTIVITY & ORG. DESIGN CORPORATE CITIZENSHIP WORLD-CLASS BOARD

Much Stronger & Positioned to Win David S. Taylor Chairman of the Board, President and Chief Executive Officer P&G’s Winning Total Shareholder Return Our fiscal 2017 results demonstrate that the actions we have taken and the plan we have in place are working. Since the CEO transition on November 1, 2015, our team has delivered total shareholder return (“TSR”) that outperformed the S&P 500 and is well above the vast majority of peers throughout that same time period. Now is the time to build on our momentum and prevent anything from derailing the work that is delivering improvement. *Market data as of September 6, 2017. P&G Peers include Beiersdorf, Church & Dwight, Clorox, Colgate- Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oréal, Reckitt Benckiser, Unilever. The TSR for “Peltz Serving on Board” is a weighted average based on the market capitalization of Madison Square Garden, Mondelez, Sysco and Wendy’s. “S&P Consumer Staples Index” and “S&P 500 Index” represent the TSR of indices maintained by Standard & Poor’s, that are weighted based on the market capitalization of the index constituents. The TSR for “P&G Peers” is a simple average, which follows the same methodology utilized by Trian in its measurement of the same peer constituency in its presentation filed with the SEC on July 17, 2017.

Now is the time to build on our momentum and prevent anything from derailing the work that is delivering improvement. “We met or exceeded each of our going-in objectives for the Fiscal Year 2017 in a challenging macro and competitive environment. We made significant progress on our key priorities . now is the time to accelerate our efforts to execute and deliver on the plans we’ve put into action.” DAVID TAYLOR, P&G CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER

HOW TO VOTE Other Voices See what others are saying about P&G’s progress and plan

VOTE BLUE VOTE BLUE A.G. Lafley’s Proxy Perspective CEO’s Stand with P&G Diverse Business Leaders Encourage Voting A.G. Lafley, Former P&G Chairman & CEO CEO’s from the Cincinnati Reds, Cintas, Blue Cincinnati Children’s Hospital, Western & South P&G Business Partners READ LETTER Life Insurance, and Enovapremier. READ LETTER READ LETTER Perspective on P&G’s Future John Pepper, Retired CEO and Chairman, P&G P&G’s Leadership and Innovation are Essential to Cincinnati’s Revitalization We Stand With P&G READ LETTER Stephen Leeper, President and CEO, Cincinnati 50+ Cincinnati Business, Civic and Community Center City Development Corp. (3CDC) Leaders READ LETTER READ LETTER Innovation isn’t a ‘hobby’ for P&G or Greater Cincinnati Johnna Reeder, President & CEO, REDI Cincinnati READ LETTER Why P&G Shareholders Should Reject Wall Street’s Advances WCPO Editorial Board READ LETTER

What Others Are Saying About P&G’s Progress and Plan Almost all of his assertions are either unsubstantiated or, I would argue, just plain wrong. — Former P&G Chairman & CEO A.G. Lafley comments on Trian

HOME OUR PLAN Vote Blue FROM THE CEO FAQ OUR BOARD OTHER VOICES Discard White OUR RESULTS HOW TO VOTE Touching lives, improving life. © 2017 Procter & Gamble | Disclaimer

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.